                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges


                                                                   Transition       Fiscal
                                           Six Months Ended       Period Ended    Year Ended
                                             December 31,           June 30,      January 31,
                                          1996         1995           1996           1996
                                          ----         ----           ----           ----
                                                             (millions)
Earnings before income taxes
 and minority interest                   $ 613        $ 154          $  65          $ 349

Add (deduct):
Equity in net earnings of less
 than 50% owned companies                  (11)         (20)            (4)           (20)
Dividends from less than 50% owned
 companies                                   1            1              9              4
Fixed charges                              198          212            183            426
Interest capitalized, net of
 amortization                             --             (1)            (4)            (2)
                                         -----        -----          -----          -----
Earnings available for fixed
 charges                                 $ 801        $ 346          $ 249          $ 757
                                         -----        -----          -----          -----

Interest Expense                         $ 163        $ 178          $ 151          $ 378
Proportionate share of 50% owned
 companies' fixed charges                    8            8              8              6
Portion of rent expense deemed to
 represent interest factor                  27           26             24             42
                                         -----        -----          -----          -----

Fixed Charges                            $ 198        $ 212          $ 183          $ 426
                                         -----        -----          -----          -----
Ratio of Earnings to Fixed Charges       4.05x        1.63x          1.36x          1.78x
                                         =====        =====          =====          =====